Exhibit 99.1

MRC GLOBAL ANNOUNCES THIRD QUARTER 2014 RESULTS

Sales of $1.618 billion

Net income of $50 million

Diluted EPS of $0.49 per share

Adjusted diluted EPS of $0.54 per share

Adjusted EBITDA of $132 million

Houston, TX – November 6, 2014 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced third quarter 2014 results.

The company’s sales were $1.618 billion for the third quarter of 2014, which were 23% higher than the third quarter of 2013 and 8% higher than the second quarter of 2014. Net income for the third quarter of 2014 was $50 million, or $0.49 per diluted share, compared to third quarter 2013 net income of $39 million, or $0.38 per diluted share.

Adjusted diluted earnings per share (EPS) were $0.54 per diluted share for the third quarter of 2014 as compared to adjusted diluted EPS for the third quarter of 2013 of $0.40 per diluted share.  Please refer to the reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “Our multi-year strategy to expand internationally, re-balance our product lines, focus on global industrial valve sales and streamline our SG&A is evidenced in our strong third quarter results. We are very pleased with year to date revenue growth of 14%.”

Mr. Lane continued, “The third quarter sales of $1.618 billion set a new all-time record for our company in its 93 year history, surpassing a previous peak set in the fourth quarter of 2008. We also set an all-time record for quarterly valve sales of $531 million, reflecting the results from our valve product line growth strategy. We continued our operating expense reduction efforts, which we now expect to generate more than $17 million in annual savings. Also notable, we ended the quarter with backlog of $1.254 billion, the highest in company history.”

Mr. Lane concluded, “I am proud to report that the results of our cost savings initiatives and leveraging of our cost structure are evidenced in our improved 8.2% Adjusted EBITDA margin this quarter.”

MRC Global’s third quarter 2014 gross profit was $278.0 million, or 17.2% of sales as compared to gross profit of $238.3 million, or 18.1% of sales for the third quarter of 2013. The decline in gross profit percentage reflects the impact of the company’s last-in, first-out (LIFO) inventory costing methodology. Third quarter 2014 gross profit reflected a charge of $3.9 million to cost of sales relating to the use of the LIFO method of inventory cost accounting, while the third quarter of 2013 reflected a benefit of $5.7 million.

Selling, general and administrative (SG&A) expenses were $184.8 million for the third quarter of 2014, or 11.4% of sales, compared to $160.9 million, or 12.2% of sales, in the same period of 2013. The 80 basis point improvement was due to the previously announced cost reduction initiatives taken through the third quarter of 2014 and the higher revenue levels.  The increase of $23.9 million included $20.8 million of incremental expense from the acquired businesses. The remainder of the increase was driven by $2.6 million of severance and related charges associated with our cost reduction initiatives and $5.7 million of pre-tax costs associated with the cancellation of executive employment contracts.

Adjusted EBITDA was $132.3 million for the third quarter of 2014 compared to $96.4 million for the same period in 2013.  Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the third quarter of 2014 were up 18.7% to $1.205 billion from the same quarter in 2013 due to organic growth. The increase was across each product line as well as each sector due to growth in customer capital spending, an increase in rig and well count as well as market share gains.

Canadian sales in the third quarter of 2014 were $161.2 million, down 0.6% from the same quarter in 2013. The decline was primarily attributable to the sale of the progressive cavity pump (PCP) distribution and servicing business, which reduced sales by $20.4 million and the impact of the decline of the Canadian dollar relative to the U.S. dollar which amounted to $7.6 million.  After adjusting for these items, the Canadian business was up 20.2%, which was due to growth in customer spending in the upstream and midstream sectors.

International sales in the third quarter of 2014 were $251.7 million, an increase of 84.3% from the same period in 2013. The increase was due primarily to sales from acquired businesses of $92.3 million for the third quarter of 2014. Organically, international sales increased $22.8 million over the same quarter a year ago due to growth in the European business.

Sales by Sector

Upstream sales in the third quarter of 2014 increased 28.1% from the third quarter of 2013 to $753.1 million, or 47% of total sales. The improvement in upstream sales was attributable to organic growth of 16.2%, as well as the acquisitions completed in 2013 and 2014, partially offset by the sale of the PCP distribution and servicing business in Canada.

Midstream sales in the third quarter of 2014 increased organically by 25.7% from the third quarter of 2013 to $474.3 million, or 29% of total sales. Higher midstream sales were influenced by increased project activity and an increase in market share among our targeted growth accounts all within our transmission subsector.

Downstream sales in the third quarter of 2014 increased 12.2% from the third quarter of 2013 to $390.7 million, or 24% of total sales. Substantially all of the increase was organic growth.  Sales to downstream customers increased in both the International and U.S. segments.

Balance Sheet

Debt outstanding was $1.417 billion at September 30, 2014, an increase of $19.1 million during the third quarter of 2014. Net cash used in operations was $68.6 million during the nine months ended September 30, 2014 compared to net cash provided by operations of $241.4 million during the same period a year ago. Excluding the impact of acquisitions, working capital increased $227.7 million in the first nine months of 2014 as compared to a decrease of $76.9 million in the first nine months of 2013. These movements reflect increases in business activity leading to higher revenue which resulted in growth in working capital, and due also to the timing of payments from various large customers.

Updated Calendar Year 2014 Guidance

Given the strong third quarter results above expectations and the outlook for the fourth quarter, MRC Global’s expected full year 2014 results are updated from last quarter, as presented below.

	Low	High
Sales	$5.90 billion	$5.97 billion
Adjusted EBITDA	$430 million	$450 million
Tax rate	34%	35%
Capital expenditures	$15 million	$20 million
Cash flow (used in) provided by operations	$(25) million	$25 million

Conference Call

The Company will hold a conference call to discuss its third quarter 2014 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 7, 2014.  To participate in the call, please dial (719) 325-2484 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 21, 2014 and may be accessed by dialing 719-457-0820 and using pass code 5872996#.  Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits;  the success of the company’s acquisition strategies; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company;  the potential loss of key personnel;  interruption in the proper functioning of the company’s information systems;  loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets;  changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of the SEC’s move toward convergence with IFRS; and the occurrence of cyber security incidents.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Schafer Investor Relations
MRC Global Inc.
Monica.Schafer@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2014	2013

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 31,130	$ 25,188
Accounts receivable, net	1,089,507	812,147
Inventories, net	1,080,857	971,567
Other current assets	48,553	37,091
Total current assets	2,250,047	1,845,993

Other assets	29,037	30,473

Property, plant and equipment, net	116,421	118,923

Intangible assets:
Goodwill, net	834,336	632,284
Other intangible assets, net	739,338	708,009

	$ 3,969,179	$ 3,335,682

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 617,369	$ 550,393
Accrued expenses and other current liabilities	173,030	124,925
Deferred income taxes	77,812	78,844
Current portion of long-term debt	7,935	7,935
Total current liabilities	876,146	762,097

Long-term obligations:
Long-term debt, net	1,408,998	978,899
Deferred income taxes	234,388	241,116
Other liabilities	24,413	15,302

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,064 and 101,913 issued and outstanding, respectively	1,020	1,019
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,653,702	1,644,406
Retained deficit	(153,781)	(266,735)
Accumulated other comprehensive loss	(75,707)	(40,422)
	1,425,234	1,338,268
	$ 3,969,179	$ 3,335,682

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

	(In thousands, except per share amounts)
Sales	$ 1,618,146	$ 1,313,711	$ 4,421,120	$ 3,886,589
Cost of sales	1,340,103	1,075,418	3,651,523	3,157,792
Gross profit	278,043	238,293	769,597	728,797

Selling, general and administrative expenses	184,842	160,910	541,518	475,642
Operating income	93,201	77,383	228,079	253,155

Other income (expense):
Interest expense	(14,925)	(15,463)	(45,436)	(45,988)
Change in fair value of derivative instruments	2,593	(1,828)	(1,667)	589
Other, net	(4,677)	(87)	(7,961)	(13,471)
Income before income taxes	76,192	60,005	173,015	194,285
Income tax expense	26,058	21,248	60,061	65,493
Net income	$ 50,134	$ 38,757	$ 112,954	$ 128,792

Basic earnings per common share	$ 0.49	$ 0.38	$ 1.11	$ 1.27
Diluted earnings per common share	$ 0.49	$ 0.38	$ 1.10	$ 1.26
Weighted-average common shares, basic	102,035	101,715	101,982	101,673
Weighted-average common shares, diluted	102,860	102,393	102,875	102,455

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2014	2013

Operating activities	(In thousands)
Net income	$ 112,954	$ 128,792
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	17,075	16,782
Amortization of intangibles	53,209	39,128
Equity-based compensation expense	7,468	8,602
Deferred income tax benefit	(25,178)	(16,747)
Amortization of debt issuance costs	3,822	4,376
Increase (decrease) in LIFO reserve	5,907	(21,247)
Change in fair value of derivative instruments	1,667	(589)
Provision for uncollectible accounts	941	(355)
Foreign currency losses	1,798	11,993
Other non-cash items	1,318	(133)
Changes in operating assets and liabilities:
Accounts receivable	(226,789)	(25,448)
Inventories	(83,186)	48,026
Income taxes payable	17,179	(815)
Other current assets	(6,632)	(11,961)
Accounts payable	38,397	64,849
Accrued expenses and other current liabilities	11,414	(3,878)
Net cash (used in) provided by operations	(68,636)	241,375

Investing activities
Purchases of property, plant and equipment	(10,051)	(14,902)
Proceeds from the disposition of property, plant and equipment	1,231	4,025
Acquisitions, net of cash acquired	(346,992)	(21,909)
Other investment and notes receivable transactions	1,342	(2,116)
Net cash used in investing activities	(354,470)	(34,902)

Financing activities
Payments on revolving credit facilities	(1,148,750)	(1,534,095)
Proceeds from revolving credit facilities	1,585,509	1,328,296
Payments on long-term obligations	(5,951)	(4,875)
Debt issuance costs paid	(3,606)	(189)
Proceeds from exercise of stock options	2,145	2,230
Tax benefit on stock options	186	302
Other financing activities	-	(6)
Net cash provided by (used in) financing activities	429,533	(208,337)

Increase (decrease) in cash	6,427	(1,864)
Effect of foreign exchange rate on cash	(485)	(1,787)
Cash -- beginning of period	25,188	37,090
Cash -- end of period	$ 31,130	$ 33,439

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

	September 30, 2014
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income	$ 50,134	$ 0.49	$ 112,954	$ 1.10
Loss on sale of Canadian PCP business (1)	-	-	5,012	0.05
Severance and related charges (2)	2,058	0.02	5,676	0.06
Cancellation of executive employment agreements (3)	3,614	0.03	3,614	0.03
Adjusted Net Income	$ 55,806	$ 0.54	$ 127,256	$ 1.24

	September 30, 2013
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income	$ 38,757	$ 0.38	$ 128,792	$ 1.26
Executive separation expense (4)	1,295	0.01	1,295	0.01
Insurance charge (5)	1,291	0.01	1,291	0.01
Adjusted Net Income	$ 41,343	$ 0.40	$ 131,378	$ 1.28

Notes to above:

(1)	Charge (after-tax) related to the sale of our progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(2)	Charge (after-tax) related to employee severance and related charges associated with our cost reduction initiatives recorded in SG&A.
(3)	Charge (after-tax) related to the cancellation of executive employment agreements recorded in SG&A, including both equity-based compensation and cash components.
(4)	Charges (after-tax) associated with the separation of an executive officer for both cash and equity-based compensation recorded in SG&A.
(5)

Charge (after-tax) resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, recorded in Other, net.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

	(In millions)
Net income	$ 50.1	$ 38.8	$ 113.0	$ 128.8
Income tax expense	26.1	21.2	60.1	65.5
Interest expense	14.9	15.5	45.4	46.0
Depreciation and amortization	6.5	5.6	17.1	16.8
Amortization of intangibles	19.3	13.1	53.2	39.1
Increase (decrease) in LIFO reserve	3.9	(5.7)	5.9	(21.2)
Change in fair value of derivative instruments	(2.6)	1.8	1.7	(0.6)
Equity-based compensation expense (1)	3.4	4.0	7.4	8.6
Loss on sale of Canadian PCP business (2)	-	-	6.2	-
Severance and related charges (3)	2.6	0.8	7.5	0.8
Cancellation of executive employment agreements (cash portion) (4)	3.2	-	3.2	-
Insurance charge (5)	-	2.0	-	2.0
Foreign currency (gains) losses	4.9	(1.4)	1.8	12.0
Other expense	-	0.7	-	1.4
Adjusted EBITDA	$ 132.3	$ 96.4	$ 322.5	$ 299.2

Notes to above:

(1)	Includes $2.5 million (pre-tax) charge for the non-cash portion or equity-based compensation associated with the cancellation of executive employment agreements recorded in SG&A.
(2)	Charge (pre-tax) related to the sale of our progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(3)	Charge (pre-tax) for employee severance and related charges associated with our cost reduction initiatives recorded in SG&A.
(4)	Cash compensation charges (pre-tax) associated with the cancellation of executive employment agreements recorded in SG&A.
(5)

Insurance charge (pre-tax) resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2014	of Revenue	2013	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 278.0	17.2%	$ 238.3	18.1%
Depreciation and amortization	6.5	0.4%	5.6	0.4%
Amortization of intangibles	19.3	1.2%	13.1	1.0%
Increase (decrease) in LIFO reserve	3.9	0.2%	(5.7)	(0.4%)
Adjusted Gross Profit	$ 307.7	19.0%	$ 251.3	19.1%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2014	of Revenue	2013	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 769.6	17.4%	$ 728.8	18.8%
Depreciation and amortization	17.1	0.4%	16.8	0.4%
Amortization of intangibles	53.2	1.2%	39.1	1.0%
Increase (decrease) in LIFO reserve	5.9	0.1%	(21.2)	(0.5%)
Adjusted Gross Profit	$ 845.8	19.1%	$ 763.5	19.6%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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